Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of John Marshall Bancorp, Inc. of our report dated March 28, 2025, relating to the consolidated financial statements of John Marshall Bancorp, Inc. appearing in the Annual Report on Form 10-K of John Marshall Bancorp, Inc. for the year-ended December 31, 2024.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

July 23, 2025